Exhibit 5.2

July 31, 2009

Ecopetrol S.A.
Carrera 7 No. 37 - 69
Bogota, Colombia

Ecopetrol S.A.
Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as Colombian counsel to Ecopetrol S.A., a Colombian mixed economy company (the “Company”), in connection with the registration statement on Form F-4 (the “Registration Statement”) filed on the date hereof by the Company with the United States Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S.$1,500,000,000 aggregate principal amount of the Company’s 7.625% notes due 2019 (the “New Notes”) to be issued by the Company and registered under the Act for an equal principal amount of the Company’s outstanding 7.625% notes due 2019 (the “Old Notes”).  The New Notes will be issued pursuant to an Indenture dated as of July 23, 2009 (the “Indenture”) between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement;

(b)	The Indenture; and

(c)	The form of certificate representing the New Notes to be delivered.

The documents described in the foregoing clauses (a) through (c) are collectively referred to herein as the “Opinion Documents”.

We have also reviewed originals or copies of such other corporate records of the Company, certificates of public officials and of officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinion expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)           As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company.

(e)           That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that

1)	The Company has all requisite power and authority (corporate and other) necessary to perform its obligation under the Exchange Offer.

2)
At the time of execution and delivery, the Company had all requisite power and authority (corporate and other) to execute and deliver, and has the requisite power and authority to perform its obligations under, the Indenture, and the Indenture has been duly authorized, executed and delivered by the Company and, assuming it has been when duly executed and delivered in accordance with its terms by the other party thereto, it constitutes a valid and legally binding obligation of the Issuer enforceable against it in accordance with its terms.

3)
When the New Notes in the form filed as Exhibit 4.1 to the Registration Statement have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of the Old Notes, the New Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name under the heading “Validity of Securities” in the Registration Statement and the related prospectus.

Very truly yours,

Durán & Osorio Abogados Asociados

/s/ Jorge Gabriel Taboada

JORGE GABRIEL TABOADA
Senior Partner